Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 210-8184    FAX (828) 210-8183

							May 23, 2002

Dear Fellow Shareholder of The SmallCap Fund, Inc,

I am gratified by the outpouring of shareholder support for the GREEN proxy, even as the Fund continues a campaign designed to distort, mislead and confuse what is in fact a straightforward contest with a clear best choice. It is encouraging that the owners of our Fund are choosing to educate themselves and to vote in their own best interests, but the work is not yet done.

YOUR DECISION IS IMPORTANT. IF YOU HAVE NOT ALREADY DONE SO, PLEASE VOTE TODAY SO YOUR VOTE CAN STILL COUNT FOR THE JUNE 5 MEETING.

IT'S YOUR MONEY - YOUR BEST CHOICE IS STILL THE GREEN PROXY

The issues remain simple:

Vote FOR the Merger proposal.

HOWEVER, because the negative terms and restrictions imposed by your Fund's management unfortunately make it LIKELY THE MERGER WILL NOT PASS, use this green proxy to also...

Vote FOR an option to get FULL VALUE, even if the merger proposal fails.


The reorganization proposal gives you the option to keep the same manager or cash in your shares directly with the Fund. But you should NOT need to pay a redemption fee of 2% during the first year, take the chance that the Fund will redeem your shares with a basket of possibly illiquid small-cap securities instead of cash, or be faced with a higher expense ratio than our Fund now has. My nominees and I believe such negative terms and restrictions will likely cause the merger proposal to fail - so we are giving you an additional option for full value.

WHY VOTE ON THE GREEN PROXY?

On the GREEN ballot, you can support the merger AND support a shareholder proposal recommending that the Board provide an alternative to receive full value for your shares even if the merger proposal fails. Furthermore, you can elect Directors who will follow your instructions on these matters and who, together with me, would constitute a majority of the Board, as it now stands.

You may vote on all proposals included on the Fund's WHITE ballot by using the enclosed GREEN proxy card. If you have already returned the WHITE proxy card sent to you by the Fund, you may revoke that proxy and vote for these nominees and proposal by marking, signing, dating, and mailing a later dated GREEN proxy card.

This proxy contest is about determining the will of our Fund's shareholders by giving them a voice and a choice. Unfortunately, others in our Fund's management have chosen to spend an ever-increasing amount of our shareholder assets to limit those options. They have chosen to attack me personally through misleading statements and allegations, to question my motives, and to speculate about serious but unsupported consequences of not voting for their nominees.

If they are confident that the reorganization will pass as presented, why would they be concerned about which directors would oversee the merger? They know that no individual shareholder or group controls our Fund and that major changes would require the support of a majority vote of the shareholders, who are, after all, the owners of the Fund.
If the voting does not go their way, however, I believe that they may ignore the will of the shareholders for another year by maneuvering to expand the Board of Directors after the election (but before they accept the count as "official") and then stacking their support by appointing un-elected members.

I feel I must provide a brief response to several points raised in misleading fashion by our Fund. This contest is not about changing the investment adviser of our Fund, and, as my proxy statement makes clear, I am not seeking to make such a change. They chose the date 4/30/02 to make meaningless "apples against oranges" comparisons in an attempt to
distort facts about myself and my firm.   I want you to be aware that:

-	Changes in the funds for which my firm assists in management were mandated by a clear majority vote of shareholders, to the benefit of
all shareholders.   Over the 12-month period ending 4/30/02, the total
market return for every one of these funds out-performed its respective benchmark.

-	My firm's continuing efforts have helped all shareholders in each of these funds benefit from reduced expenses and reduced discounts to net asset value.

-	For this same 12-month period ending 4/30/02, data shows that the
S&P 600 Smallcap Index, our Fund's chosen benchmark, rose +16.5%. It is curious that they want to make performance an issue since, over this period, the total market return for our Fund fell -4.2% and under-performed its benchmark by more than 20%.

I firmly believe that a fund's management should be directly influenced by the expressed will of the majority of its owners. If you share my views, I urge you to vote on the GREEN proxy.

Thank you for taking the time to help decide the future of your investment in the Fund. If I may answer any questions, please call me at (828) 210-8184.

Sincerely,

Ralph W. Bradshaw